Contact Information: Investor Relations 941-556-2601 investor-relations@ropertech.com	Roper Technologies, Inc.

Roper Technologies Appoints Neil Hunn Chief Operating Officer

Sarasota, Florida, February 2, 2018 ... Roper Technologies, Inc. (NYSE: ROP), a diversified technology company, today announced that Neil Hunn has been appointed Chief Operating Officer, effective immediately. Mr. Hunn remains an Executive Vice President.

“Neil Hunn has distinguished himself as an extraordinary operating leader in our Software and Medical businesses, and we are expanding his responsibilities so that he can apply his exceptional talents across our enterprise,” said Brian Jellison, Roper’s Chairman, President and CEO. “Neil has demonstrated the consistent ability to employ Roper’s operating discipline to build our businesses, deliver excellent results and develop our organizations and leaders. This appointment will enable us to capitalize more effectively on the many attractive opportunities available to Roper in the future.”

Prior to being named Executive Vice President in 2017, Neil Hunn was a Group Vice President with Roper since 2011. Prior to joining Roper, Mr. Hunn held several positions in the software sector and was involved in businesses at varied stages of development. Most recently he was with MedAssets, an Atlanta-based SaaS company, where he served as Executive Vice President and CFO, as well as President of its revenue cycle technology businesses. He was previously with CMGI, an incubator of Internet businesses, and Parthenon Group, a strategy consulting firm. Mr. Hunn earned his MBA from Harvard Business School and his BS in finance and accounting from Miami University (Ohio).

About Roper Technologies

Roper Technologies is a constituent of the S&P 500, Fortune 1000, and the Russell 1000 indices. Roper designs and develops software (both software-as-a-service and licensed), and engineered products and solutions for healthcare, transportation, food, energy, water, education and other niche markets worldwide. Additional information about Roper is available on the Company’s website at www.ropertech.com.